Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES NEW DIRECTOR APPOINTMENTS AND PROVIDES AN UPDATE ON THE EVALUATION OF THE DECLASSIFICATION PROCESS

DALLAS, TX – April 19, 2022 -- Texas Pacific Land Corporation (NYSE: TPL) (“TPL” or the “Company”) today announced the appointment of two new members to TPL’s board of directors (the “Board”) and provided an update on the evaluation of the declassification of the Board.

Appointment of new Directors to the Board

The Board has appointed Rhys J. Best and Karl F. Kurz as directors, effective April 15, 2022. In connection with these appointments, the Board increased its size to ten (10) directors. Each of Mr. Kurz, who will serve the remainder of the board term vacated by Dana McGinnis in March, and Mr. Best, who will stand for re-election at the 2022 annual meeting of stockholders, each will bring decades of corporate leadership and industry experience and further advance oversight of TPL’s unique assets and business. “Karl and Rhys have a long history of enhancing the operating and financial performance of major public companies, applying their insight, knowledge, and dedication for the benefit of stakeholders,” said Dave Barry, a Co-Chair of the Board. “We’re excited to welcome them to the Board, and I know that our customers, employees, and stockholders will benefit from their leadership and expertise.”

General Donald Cook, Chair of the Board’s Nominating and Corporate Governance Committee, explained, “Our Nominating and Corporate Governance Committee undertook an extensive process of identifying, vetting, and evaluating director candidates, including candidates recommended by Board members and an independent search firm. The Committee unanimously recommended that the Board consider Karl and Rhys to the Board. As proven and effective leaders, Karl and Rhys have a history of managing large organizations within competitive industries and achieving successful outcomes.”

Mr. Kurz is an accomplished senior oil and gas industry executive and private equity investor with over 35 years of energy and infrastructure industry experience. He spent nine years at Anadarko Petroleum Corporation, where he held executive roles as Chief Operating Officer and Senior Vice President of Northern America Operations, Midstream and Marketing, and is currently a non-executive Chairman of the board at American Water Works Co., Inc. (NYSE: AWK). Mr. Kurz also has extensive private equity experience that includes serving as a senior investment executive at Ares Capital and CCMP Capital Advisors, where he focused on investments in the oil and gas upstream and midstream sectors.

Mr. Best is a highly regarded board member and governance expert built upon nearly thirty years of experience as a corporate executive at major corporations. He is the former Chairman and Chief Executive Officer of Lone Star Technologies, Inc., from which he retired after the successful merger with United States Steel Company (NYSE: X). He has extensive corporate leadership and governance experience through participation on numerous boards of directors of major public companies. Notably, Mr. Best served as a director at Cabot Oil and Gas Corp. from 2008 to 2021, his term ending after the company merged with Cimarex Energy in 2021 to form Coterra Energy (NYSE: CTRA).

“Karl and Rhys have successful records of growing companies with a value-creation mindset,” said Murray Stahl, a member of the Nominating and Corporate Governance Committee and, through his firm Horizon Kinetics LLC, TPL’s largest shareholder. “Their knowledge and experience will help TPL leverage its one-of-a-kind royalty and surface position in the Permian to extract maximum value from current business lines and future opportunities. Further, adding both Karl and Rhys to the Board will result in having five independent directors distinct from the legacy trust structure, further modernizing and strengthening governance for the benefit of our stockholders.”

“TPL will benefit from the seasoned stewardship Karl and Rhys bring to the Company,” said Eric Oliver, a member of the Board and, through his firm SoftVest, L.P., one of the Company’s largest shareholders. “I look forward to collaborating with Karl and Rhys in the boardroom as we work to maintain TPL’s strong business momentum and enhance shareholder value from a truly unique collection of assets. Karl’s experience in senior leadership roles at major public energy and water companies and Rhys’ extensive governance and ESG experience will both be highly valuable to TPL.”

“Having been deeply involved in the Permian Basin through prior experience and interacting with TPL as a customer and competitor, I’ve long admired and respected the business TPL has built,” said Karl Kurz. “It’s an honor to join TPL’s board of directors and to be part of the oversight of a Company with a long record of success and the ambition to extract value from its unique asset base.”

“As a former executive and director of numerous public companies, I’ve been impressed with how TPL has evolved from a small, passively managed trust into a large public C-corporation,” said Rhys Best. “I am pleased to be a part of TPL and its storied history. The Company is already a leader amongst its peers, and I look forward to helping TPL sustain its positive trajectory and achieve its goal of maximizing shareholder value.”

Update on the evaluation of declassification of the Board

The Company also announced that the Nominating and Corporate Governance Committee is in the process of evaluating the possible declassification of the Board and has retained Delaware counsel to assist in the evaluation. This process includes a detailed review of the procedures required to declassify the Board in accordance with rules and guidance from the Securities and Exchange Commission and Delaware law, as well as the Company’s governance documents and any contractual obligations. The Nominating and Corporate Governance Committee expects to make a recommendation to the full Board in time for a proposal, if any, to be included in proxy materials for the Company’s 2022 annual meeting of stockholders. If recommended, the declassification of the Board would require the affirmative vote of a majority of TPL’s directors and approval of the holders of a majority of our outstanding common stock.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation (NYSE: TPL) is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Investor Relations

IR@texaspacific.com